Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 22, 1999           File No.        333-88985


                                 CEPHALON, INC.

       2,500,000 SHARES OF $3.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $125,000,000 7.25% CONVERTIBLE SUBORDINATED DEBENTURES
                        6,975,447 SHARES OF COMMON STOCK

         This prospectus supplement supplements information contained in that certain prospectus of Cephalon, Inc. dated December 22, 1999 relating to the potential resale from time to time of $3.625 Convertible Exchangeable Preferred Stock, par value $.01 per share, 7.25% Convertible Subordinated Debentures (if issued) and Common Stock issuable upon conversion of the Preferred Stock or Debentures (if issued). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

         The following table amends the information set forth in the prospectus under the caption "Selling Stockholders" with respect to:

                  - the respective amount of shares of preferred stock beneficially owned by each selling stockholder and that may be sold and the percent of of outstanding preferred stock held by such stockholder;

                  - the principal amount of debentures that would be beneficially owned and may be sold by each selling stockholder; and

                  - the number of shares of common stock that may be sold by the selling stockholders pursuant to this prospectus, as amended or supplemented.


                                                                                                      Number of
                                                                                                    Common Shares
                                 Number of Shares      Percent of        Principal Amount of         Issued Upon
                                of Preferred Stock     Outstanding     Debentures Beneficially     Conversion That
           Name of                 Beneficially         Preferred         Owned That May Be          May Be Sold
   Selling Stockholder (1)          Owned (2)             Stock                  Sold
   -----------------------      ------------------     -----------     -----------------------     ---------------
Tribeca Investments, LLC             125,000                5%                $6,250,000               348,750

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(1)      The information set forth herein is as of December 23, 1999 and will be updated as required.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.



                THE DATE OF THIS PROSPECTUS IS DECEMBER 28, 1999